UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: Atlantic Coast Bank, Jacksonville, Florida	) ) )	AA-EC-12-104

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America ("Comptroller” or “OCC”), through his authorized representative, has supervisory authority over Atlantic Coast Bank, Jacksonville, Florida ("Bank");
WHEREAS, the Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation and Consent to the Issuance of a Consent Order ("Stipulation"), dated August 10, 2012, that is accepted by the Comptroller through his authorized representative; and
WHEREAS, by this Stipulation, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order ("Order") by the Comptroller.
NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I
COMPLIANCE COMMITTEE

(1)      Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”).  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2)      The Compliance Committee shall meet at least monthly.
(3)      Within thirty (30) days and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board, setting forth in detail:
(a)	a description of the actions needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective actions and the time frames for completion;
(b)	actions taken to comply with each Article of this Order; and
(c)	the results and status of those actions.
(4)      The Board shall forward a copy of the Compliance Committee's monthly report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

ARTICLE II
STRATEGIC PLAN

(1)      Within ninety (90) days, the Board shall prepare and forward to the Director for his review, pursuant to paragraph (3) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a two year period.  The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, together with strategies to achieve those objectives, and shall, at a minimum, include:
(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished, including key financial indicators and risk tolerances;
(c)	an assessment of the Bank’s strengths, weaknesses, opportunities, and threats that impact strategic goals and objectives;
(d)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Order;
(e)
a financial forecast including projections for major balance sheet and income statement accounts, targeted financial ratios, and growth over the period covered, with a description of the assumptions used to determine financial projections and growth targets;

(f)	a description of the Bank’s targeted market(s), competitive factors in its identified target market(s), and a description of control systems to mitigate risks in the Bank's markets;
(g)
an assessment of the present and planned product lines (assets and liabilities) and the identification of appropriate risk management systems to identify, measure, monitor, and control risks within the product lines;

(h)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;
(i)	assigned responsibilities and accountability for the strategic planning process; and
(j)	a description of systems and metrics designed to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

(2)      If the Board's Strategic Plan under paragraph one (1) of this Article includes a proposed sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that within ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Strategic Plan, the Bank executes a definitive agreement.
(3)      Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be submitted to the Director for review and prior written determination of no supervisory objection.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Strategic Plan.
(4)      The Bank may not initiate any action that deviates significantly from the Strategic Plan (that has received a written determination of no supervisory objection from the Director and that has been adopted by the Board) without a written determination of no supervisory objection from the Director.  The Board must give the Director at least thirty (30) days advance written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.  For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in the aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.
(5)      At least monthly, the Board shall review financial reports and earnings analyses that evaluate the Bank's performance against the goals and objectives established in the Strategic Plan, as well as the Bank's written explanation of significant differences between the actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items.
(6)      At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  The Board shall forward a copy of these quarterly reports to the Director within ten (10) days of completion of its review.
(7)      The Board shall review and update the Strategic Plan at least annually, no later than January 31 of each year, beginning on January 31, 2014, and more frequently if necessary or if requested by the Director in writing.

(8)      Until the Strategic Plan required under this Article has been submitted by the Bank for the Director’s review, has received a written determination of no supervisory objection from the Director, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, corporate structure, operations, policies, procedures, and markets of the Bank that existed before this Consent Order without first obtaining the Director’s prior written determination of no supervisory objection to such significant deviation.  Any request to the Director for prior written determination of no supervisory objection to a significant deviation must be submitted to the Director at least 30 days in advance of the significant deviation, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change.

ARTICLE III
CAPITAL PLAN AND HIGHER MINIMUMS

(1)       By December 31, 2012, the Bank shall achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Parts 165 and 167):
(a)	total risk-based capital at least equal to thirteen percent (13%) of risk-weighted assets;
(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.

(2)      The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. §165.4(b)(1)(iv).  Accordingly, the Bank must comply with the brokered deposits restrictions contained in 12 C.F.R. § 337.6.
(3)      Within sixty (60) days, the Board shall develop and implement an effective internal capital planning process to assess the Bank’s capital adequacy in relation to its overall risks and to ensure maintenance of appropriate capital levels, which shall in no event be less than the requirements of paragraph one (1) of this Article.  The capital planning process shall be consistent with OCC Bulletin 2012-16 (Guidance for Evaluating Capital Planning and Adequacy) (June 7, 2012), and shall ensure the integrity, objectivity, and consistency of the process through adequate governance.  The Board shall document the initial capital planning process and review the capital planning process at least annually or more frequently if requested by the Director in writing.
(4)      Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph six (6) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a two year period.  The written Capital Plan shall, at a minimum:
(a)	include specific plans for the maintenance of adequate capital, which shall in no event be less than the requirements of paragraph one (1) of this Article;
(b)	identify and evaluate all material risks;
(c)	determine the Bank’s capital needs in relation to material risks and strategic direction;

(d)
identify and establish a strategy to maintain capital adequacy and strengthen capital if necessary and establish a contingency or back-up capital plan commensurate with the Bank’s overall risk and complexity;

(e)	include detailed quarterly financial projections; and
(f)	include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order that will have an impact on the Bank’s capital.
(5)      The Bank may declare or pay a dividend or make a capital distribution only:
(a)
when the Bank is in compliance with  its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the declaration or payment of any dividend or capital distribution; and

(b)	following the approval of the Director, pursuant to 12 C.F.R. Part 163, Subpart E.
(6)      Prior to adoption by the Board, a copy of the Bank’s written Capital Plan shall be submitted to the Director for prior written determination of no supervisory objection.  The Board shall review and update the Bank's written Capital Plan at least annually, no later than January 31 of each year, beginning on January 31, 2014, and more frequently if required by the Director in writing.  Revisions to the Bank's written Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the written Capital Plan and any amendments or revisions thereto.

(7)      At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the written Capital Plan and shall include a description of the actions the Board will require the Bank to take to address any deficiencies, which shall be documented in the Board meeting minutes. The Board shall forward a copy of the quarterly evaluations to the Director within ten (10) days of completion of the evaluation.
(8)      If the Bank’s written Capital Plan is based on a complete or partial recapitalization of the Bank through a stock offering, the written Capital Plan shall: (i) identify the names of investors who have submitted paid-in stock subscriptions that are irrevocable pursuant to terms of the stock offering and pursuant to applicable law; (ii) specify the amount of capital to be raised through the stock offering that is (alone or combined with other sources of capital) consistent with the capital levels in the written Capital Plan; (iii) provide an explanation of actions taken to comply with all applicable securities laws and to obtain any necessary shareholder approvals; and (iv) include a time line with specific and targeted deadlines for completing all steps necessary to successfully close the offering.
(9)      If the Bank’s written Capital Plan outlines a sale or merger of the Bank, the written Capital Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that within ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the written Capital Plan, a definitive agreement for the sale or merger is executed.

(10)           If the Bank fails to maintain capital ratios as required by paragraph one (1) of this Article, fails to submit a Capital Plan pursuant to paragraph four (4), or fails to implement a written Capital Plan to which the Director has provided a written determination of no supervisory objection, then the Bank may, in the Director’s sole discretion, be deemed undercapitalized for purposes of this Order.  The Bank shall take such corrective measures as the OCC may direct in writing from among the provisions applicable to undercapitalized depository institutions under 12 U.S.C. § 1831o(e) and 12 C.F.R. Part 165.  For purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s capital to the minimum ratios required by paragraph one (1) of this Article, and any other action deemed necessary by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.

ARTICLE IV
LIQUIDITY RISK MANAGEMENT PROGRAM

(1)      Within thirty (30) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank's current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:
          (i) better diversification of funding sources, reducing reliance on high cost providers;

(ii)
increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iii)	monitoring the projected impact on reputation, economic and credit conditions in the Bank's market(s).
(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:
(i)
a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;

(ii)
a schedule of all funding obligations, including structured borrowings, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)
a listing of funding sources, prepared and updated on a weekly basis for the next two months and monthly for the following four months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;

(iv)
a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections.  Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b) and (c) of this paragraph;
2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and
3.
projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)
Maintenance of a contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management's best estimate of balance sheet changes that may result from a liquidity or credit event.  The contingency funding plan shall comply with OCC Bulletin 2010-13, Interagency Policy Statement on Funding and Risk Management and include:

(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and the restrictions against brokered deposits in 12 C.F.R. §337.6;

(ii)
the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.
(2)      The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director.

ARTICLE V
PROBLEM ASSET MANAGEMENT

(1)      Within sixty (60) days, the Board shall revise its Problem Asset Reduction Plan (“PARP”) which shall be designed to eliminate the basis of criticism of those assets criticized as “doubtful,” “substandard,” or “special mention” in the most recent OCC Report of Examination, as of September 30, 2011 (“2011 ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by OCC examiners during any examination.  The PARP shall include:
(a)	sufficient staff having the qualifications, skills, and experience to effectively manage and resolve problem assets;
(b)	adequate management information systems to measure the status of problem assets; and

(c)
the development of Asset Workout Plans (“AWPs”) identifying all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more, criticized as “doubtful,” “substandard,” or “special mention,” which must be updated and submitted to the Board or a committee designated by the Board monthly and to the Director quarterly.

(2)      Upon completion, the Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the revised PARP.
(3)      Each AWP shall cover an entire credit relationship and other assets, and include, at a minimum, analysis and documentation of the following:
(a)	the origination date and any renewal or extension dates, amount, purpose of the loan or other asset, and the originating and current handling officer(s);
(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;
(c)
the appraised value of supporting collateral, along with the date and source of the appraisal, and the position of the Bank’s lien on such collateral, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including a global cash flow analysis where loans are to be repaid from operations;
(e)	results of an impairment analysis as required under Accounting Standards Codification (“ASC”) Topic 310;

(f)	accurate risk ratings consistent with the classification standards contained in the “Rating Credit Risk” booklet of the Comptroller’s Handbook (April 2001);
(g)	appropriate accrual status pursuant to the FFIEC Instructions for the Preparation of Consolidated Reports of Condition and Income;
(h)	significant developments, including a discussion of changes since the prior AWP, if any; and
(i)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including, if appropriate, an exit strategy.
(4)      The Bank shall not extend credit, directly or indirectly, including renewals, modifications, or extensions, to a borrower whose loans or other extensions of credit are subject to an AWP and are criticized in any ROE, or in any internal or external loan review, or in any list provided to management by the OCC Examiners during any examination, unless and until a majority of the Board, or a designated committee thereof, determines in writing that each of the following conditions are met:
(a)	the extension of additional credit is necessary to promote the best interests of the Bank;
(b)	a written collateral analysis is performed; and
(c)	the Board’s AWP for that borrower will not be compromised by the extension of additional credit.

(5)      At least quarterly, the Board or a committee thereof shall review and evaluate the effectiveness of the PARP and the AWPs.  The Board’s review shall include an assessment of the Bank’s compliance with the PARP and the AWPs.  Written documentation of the factors considered and conclusions reached by the Board in determining the Bank’s compliance and progress reducing the level of problem assets shall be maintained.

ARTICLE VI
CONCENTRATION RISK MANAGEMENT

(1)       Within sixty (60) days, the Board shall revise its written concentration management program for identifying, monitoring, and controlling risks associated with  asset and liability concentrations, including off-balance sheet commitments.  The management of credit concentrations must be consistent with the guidance set forth in OCC  Bulletin 2006-46:  Concentrations in Commercial Real Estate Lending,  Sound Risk Management Practices:  Interagency Guidance on CRE Concentration Management(December 6, 2006) and the “Concentrations of Credit” booklet of the Comptroller’s Handbook (December 13, 2011).  The program shall include, but is not limited to, the following:

(a)	policy guidelines addressing the level and nature of exposures acceptable to the institution and setting concentration limits, including appropriate sub-limits;

(b)	procedures to identify and quantify the nature and level of risk presented by concentrations, including review of changes in conditions in the Bank’s markets;

(c)	procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the Bank’s strategies and to respond to changes in market conditions;

(d)	quarterly portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(e)
appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations deemed imprudent for the Bank’s earnings, capital, or in the event of adverse market conditions, including strategies to reduce the current concentrations to Board established limits, and a restriction on purchasing BOLI until such time as the BOLI exposure has been reduced below the regulatory concentration guideline of 25 percent of total capital as set forth in OCC Bulletin 2004-56:  Bank Owned Life Insurance:  Interagency Statement on the Purchase and Risk Management of Life Insurance; and

(f)	quarterly reports to the Board which shall at a minimum include the following:

i. a summary of concentration levels, by type and subtype;

ii. a summary of the Bank’s market analysis;

iii. discussion of recommended strategies when concentrations approach or exceed Board-approved limits; and

iv. a summary of changes in risk levels by concentration type and subtype.

      (2)  Upon completion, the Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the revised written concentration risk management program.

     (3)  Upon completion, the Board shall forward a copy of the program required in paragraph one (1) of this Article, and any concentration reports, studies, or analysis to the Director.

ARTICLE VII
VIOLATIONS OF LAW

(1)      The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the 2011 ROE and in any subsequent Report of Examination, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts.
(2)      Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations of law, rule or regulation as cited in the 2011 ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.
(3)      Within sixty (60) days of receipt of any subsequent Report of Examination which cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(4)      Upon adoption, a copy of these procedures shall be forwarded to the Director.
(5)      The Board shall ensure that it provides the necessary oversight and has the processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII
OTHER PROVISIONS

(1)      Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s Books and records.
(2)      It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)      The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
(4)      Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(5)      If the Bank requires suspension or waiver of any provision or an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief.  Any written requests submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support a suspension or waiver of any provision or an extension of a timeframe within this Order.
(6)      The Director’s decision concerning a request submitted pursuant to paragraph five (5) of this Article is final and not subject to further review.
(7)      In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;
(c)	follow up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
(8)      This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States

(9)      The Office of Thrift Supervision (“OTS”) issued a Supervisory Agreement to the Bank on December 10, 2010 (“2010 Supervisory Agreement”).  This Order replaces the 2010 Supervisory Agreement in its entirety and, therefore, the 2010 Supervisory Agreement is hereby terminated.  Provided however, no provision in this Order shall bar or otherwise limit any enforcement action the OCC may choose to initiate, in its discretion, against the Bank or its IAPs for any failure to comply with the 2010 Supervisory Agreement while it was effective.

(10)           All reports or plans that the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight delivery and via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Assistant Deputy Comptroller
250 E Street, S.W.	Jacksonville Field Office
Mail Stop 2-7	8375 Dix Ellis Trail, Suite 403
Washington, DC 20219	Jacksonville, FL 32256

(11)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 10th day of August, 2012.

/s/ Michael R. Brickman
Michael R. Brickman
Director for Special Supervision